Exhibit 99.1
Beyond Board of Directors Unanimously Votes to Enhance Governance and Accountability through Declassification

MIDVALE, Utah – Nov 30, 2023 – Beyond, Inc., (NYSE: BYON) (“Beyond” or the “Company”), the parent company of online furniture and home furnishings retailer Bed Bath & Beyond, formerly known as Overstock, today announced that its Board of Directors (“the Board”) has unanimously approved a declassification of the Board, subject to shareholder approval at the 2024 Annual Meeting of Stockholders (“Meeting”).

In accordance with Delaware law, the Board will put forward the proposal for declassification (“Proposal”) for a vote at its next Meeting. Details related to the Proposal will be filed with the Company’s annual proxy statement in advance of the Meeting. Following shareholder approval at the Meeting, and subsequent amendment of our Amended and Restated Certificate of Incorporation, each director of the Board will transition to an annual election in 2025.

Marcus Lemonis Co-Chair of the Board said, “Our collective Board, after discussions with various stakeholders, is focused on results and accountability in addition to the highest level of corporate governance. We take our responsibility seriously and want all shareholders to be able to opine on our performance annually.”

About Beyond
Beyond, Inc. (NYSE:BYON), based in Midvale, Utah, is an ecommerce expert with a singular focus: connecting consumers with products they love. The Company owns the Bed Bath & Beyond brand and associated intellectual property. Bed Bath & Beyond is an online furniture and home furnishings retailer in the United States and Canada. The leading ecommerce website sells a broad range of quality, on-trend home products at competitive prices, including furniture, bedding and bath, patio and outdoor, area rugs, tabletop and cookware, décor, storage and organization, small appliances, home improvement, and more. The online shopping site features millions of products that tens of millions of customers visit each month. Beyond regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website.

Beyond, Bed Bath & Beyond, Welcome Rewards, Overstock and Overstock Government are trademarks of Beyond, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding future actions of the Company’s Board of Directors and shareholders. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 24, 2023, Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 2, 2023, Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on July 31, 2023, Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on October 31, 2023, and in our subsequent filings with the SEC.

Contacts
Investor Relations:
Lavesh Hemnani
ir@beyond.com

Media Relations:
Sarah Factor
pr@beyond.com